UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Dillard’s Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 26, 2006

To Our Shareholders:

Pleased be advised that the Dillard’s, Inc. (“the Company”) Schedule DEF 14A filed on April 21, 2006 containing our Proxy Statement contained an error. On April 26, 2006, we filed Schedule DEFR14A to correct this error.

On May 21, 2005, the Board of Directors amended the Company’s bylaws. Accordingly, the sixth paragraph on page 1 of the Dillard’s, Inc. Proxy Statement now reads as follows:

“Each holder of Class A Common Stock and each holder of Class B Common Stock shall be entitled to one vote on the matters presented at the meeting for each share standing in his name except that the holders of Class A Common Stock are empowered as a class to elect one-third of the Directors and the holders of Class B Common Stock are empowered as a class to elect two-thirds of the Directors. Stockholders will not be allowed to vote for a greater number of nominees than those named in this proxy statement. Nominees for director of each class, to be elected, must receive the affirmative vote of a majority of the shares of that respective class outstanding and eligible to vote in the election. Cumulative voting for Directors is not permitted.”

Please note that you should continue to use the voting form provided.

Thank you,

Dillard’s, Inc.